July 2, 2003

VIA SEDAR

Ontario Securities Commission

British Columbia Securities Commission Alberta Securities Commission Manitoba Securities Commission Quebec Securities Commission

Dear Sirs/Mesdames:

Re: Short Form Prospectus dated July 2, 2003 of FNX Mining Company Inc.

We refer to the short form prospectus dated July 2, 2003 (the "Prospectus") of FNX Mining Company Inc. (the "Corporation") relating to the qualification of the distribution of common shares of the Corporation.

We hereby consent to the use of our firm name and to the reference to our opinion under the heading "Eligibility for Investment" and to the use of our firm name on the face page of the Prospectus and under the heading "Legal Matters".

We confirm that we have read the Prospectus and have no reason to believe that there are any misrepresentations in the information contained in the Prospectus that are derived from our opinion referred to above or that is within our knowledge as a result of the services performed by us in connection with such opinion.

This letter is solely for the information of the addressees named herein and is not to be used, quoted or referred to in whole or in part in any document, nor is it to be published, circulated or furnished in whole or in part to any other person or company, nor should it be relied upon by any other person.

Yours truly,

(signed) "Fraser Milner Casgrain LLP"

FRASER MILNER CASGRAIN LLP